Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

PREVIEWS FOURTH QUARTER AND YEAR-END 2008 RESULTS

AND ANNOUNCES 2009 OBJECTIVES

NAPLES, FLORIDA (January 13, 2009) — Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that for the fourth quarter ended December 31, 2008, the Company expects to report net revenue from continuing operations of approximately $1.1 billion, provision for doubtful accounts from continuing operations as a percentage of net revenue of between 11.5% and 12.0%, earnings, before interest, income taxes, depreciation and amortization, gains and losses and impairments of assets, and minority interests (“EBITDA”)1 of approximately $140 million, and earnings per diluted share (“EPS”) from continuing operations, excluding gains and losses and impairments of assets, of approximately $0.06. Admissions from HMA’s continuing hospital operations for the fourth quarter declined between 0.0% and 1.0% compared to the prior year’s fourth quarter, marking a measurable improvement compared to the last several quarters.

For the year ended December 31, 2008, HMA expects to report net revenue from continuing operations of approximately $4.5 billion, provision for doubtful accounts from continuing operations as a percentage of net revenue of between 11.4% and 11.6%, and EPS from continuing operations, excluding gains and losses and impairments of assets, of approximately $0.38.

-more-

Health Management Associates, Inc, Page 2

The following table sets forth selected information concerning the Company’s objectives for consolidated operating results for its current fiscal year ending December 31, 2009. These objectives are based on the Company’s historical operating performance, current trends and other assumptions that the Company believes are reasonable at this time.

2009 Objective Range
Net revenue (in millions)	$4,550 to $4,650
Bad debt expense as a percentage of net revenue	11.5% to 12.0%
EBITDA[1] (in millions)	$640 to $680
Interest expense, net [2] (in millions)	$225 to $235
Income from continuing operations per share - diluted	$0.37 to $0.45
Net income attributable to non-controlling interests (in millions)	$22 to $27
Continuing hospital admissions growth	0.0% to 1.0%
Capital expenditures as a percentage of net revenue	4.0% to 5.0%

1.	EBITDA, as previously defined in this press release, does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.
2.	Includes $5 - $10 million of incremental non-cash interest expense due to the adoption of APB14-1, effective January 1, 2009.

“By continuing to focus on the three key areas of emergency room operations, physician recruitment and market service development, we believe we can improve patient volumes during 2009,” said Gary Newsome, HMA’s President and CEO. “We have already begun to aggressively manage the cost structure of the company, and when those cost benefits are combined with our ongoing volume initiatives, we believe our financial results will improve.”

-more-

Health Management Associates, Inc, Page 3

HMA will provide complete fourth quarter and year-end 2008 results, before the market opens, on February 24, 2009, and HMA’s senior management will host a conference call and webcast to discuss the results and objectives later that morning.

HMA’s mission is the delivery of compassionate and high quality health care services that improve the quality of life for our patients, physicians, and the communities we serve. HMA owns and operates 56 general acute care hospitals, with approximately 8,000 licensed beds, in non-urban communities located throughout the United States. All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

IMPORTANT DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Health Management Associates, Inc. expects or anticipates will occur in the future, including but not limited to projections of revenue, income or loss, capital expenditures, debt structure, bad debt expense, capital structure, other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact, are considered to be “forward-looking statements.”

Because they are forward-looking, such statements should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Health Management Associates, Inc.’s most recent Annual Report and subsequent Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Health Management Associates, Inc.’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Health Management Associates, Inc.’s forward-looking statements. Except as required by law, Health Management Associates, Inc. disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

# # #